Exhibit 17(k)

(BULL LOGO)
Merrill Lynch Investment Managers



www.mlim.ml.com


Annual Report
December 31, 2002



Mercury
International
Value V.I.
Fund
of Mercury Variable Trust



This report is only for distribution to shareholders of Mercury International Value V.I. Fund. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

The Fund invests significantly in foreign stocks. Investment in foreign securities involves special risks including fluctuating foreign exchange rates, foreign government regulations, differing degrees of liquidity, and the possibility of substantial volatility due to adverse political, economic and other developments.



Mercury International Value V.I. Fund of
Mercury Variable Trust
Box 9011
Princeton, NJ
08543-9011



Printed on post-consumer recycled paper




PORTFOLIO INFORMATION (UNAUDITED)


WORLDWIDE INVESTMENTS AS OF DECEMBER 31, 2002

Ten Largest                         Percent of
Equity Holdings                     Net Assets

GlaxoSmithKline PLC                     4.3%
Shell Transport & Trading Company       3.9
Royal Bank of Scotland Group PLC        3.3
TotalFinaElf SA                         3.2
Unilever PLC                            2.8
Yamanouchi Pharmaceutical
Co., Ltd.                               2.7
Novartis AG (Registered Shares)         2.6
ENI SpA                                 2.5
Barclays PLC                            2.5
Namco Ltd.                              2.3


Five Largest                        Percent of
Industries*                         Net Assets

Pharmaceuticals                         9.6%
Regional Banks                          8.9
Oil & Gas                               7.7
Banks                                   6.0
Electric--Utilities                     5.0

*For Fund compliance purposes, "Industry" means any one or more of the industry sub- classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.


December 31, 2002,
Mercury International Value V.I. Fund


DEAR SHAREHOLDER

Fiscal Year in Review

We are pleased to present to you this annual report of Mercury International Value V.I. Fund. For the 12 months ended December 31, 2002, the Fund had a total return of -11.54%, outperforming the unmanaged benchmark Morgan Stanley Capital International Europe, Australasia, Far East Index, which had a total return of -15.94%. (Complete performance information can be found on page 6 of this report to shareholders.)

During the 12 months ended December 31, 2002, value stocks and growth stocks generated similar returns. However, there was a big change in the trend in the third quarter of 2002 as economic data in Europe deteriorated and the U.S. dollar started to weaken against most currencies. Consequently, the more economically sensitive stocks, which were mainly value stocks, started to underperform.

During the fiscal year, the worst-performing markets were Germany and Sweden with the financial and capital good stocks causing most of the damage, while the best performance came from Australia via the strong resources stocks and New Zealand, thanks to the telecommunication sector. On a sector level, the best performers were food, beverage and tobacco (defensive), automobiles (low interest rates) and energy (high oil price). The worst-performing areas were insurance (market sensitive), technology hardware and media (poor earnings visibility).

The Fund benefited from being underweight in the United Kingdom but was negatively impacted by its underweight in Australia. Strong stock selection was featured in Ireland, Sweden and Switzerland, but was poor in Spain and Japan. The Fund's best contributions on a sector level during 2002 were from telecommunication services, banks, capital goods and pharmaceuticals, while the worst contributions came from commercial services, real estate and materials, mainly because of weak stock selection.

The positioning of the Fund remains toward the economically sensitive sectors by being overweight compared to the broad benchmark in diversified financials, capital goods, commercial services and consumer durables at the expense of food, beverage and tobacco, technology and banks. Although in the short term these sectors might come under pressure because of deterioration in earnings visibility, we believe that much of this has been discounted in the share price and makes these investments attractive on a longer-term view. We anticipate that fundamental factors such as earnings and cash flow will be increasingly important to investors and believe that the Fund is well positioned for progress in the future.

Economic Environment
The U.S. economy has experienced an erratic recovery with alternate quarters of strong and weak economic growth. In aggregate, real gross domestic product (GDP) growth rose in excess of 3% during 2002, a reasonable outcome against a background of aggressive corporate deleveraging but not sufficient to significantly raise low-capacity utilization rates and profit margins.


December 31, 2002, Mercury International Value V.I. Fund


Economic indicators showed some loss of economic momentum entering the fourth quarter. The Institute for Supply Management index fell, consumer confidence softened and car sales declined from their record levels at the end of the summer. We view this as a continuation of the bumpy growth path seen over the last year. Most economic indicators are consistent with low but positive economic growth. Moreover, the balance of economic data has improved in recent weeks, suggesting that the economy may be pulling out of its soft patch; consumer confidence has risen and money growth has accelerated.

The Eurozone economy has grown less than 1% in real terms during 2002, despite the tailwind of rising global trade. Progress in core Europe has been particularly disappointing, with Germany, France and Italy collectively failing to register any meaningful growth in 2002. This poor display reflects a combination of structural headwinds, especially high labor costs, and unsupportive fiscal and monetary policies. The significant rise in the value of the euro during the fiscal year is starting to dampen the only dynamic sector in Europe--exports. Business surveys across Europe have deteriorated during the last few months, with the key German Information und Forscheng survey dropping for five consecutive months, taking it back into recessionary territory. The United Kingdom was unique among the Group of Seven economies in avoiding a recession in 2001 and has continued to grow close to trend in 2002. It has now been more than ten years since the United Kingdom posted a single quarter of negative growth. U.K. GDP growth has recently been underpinned by a robust consumer. Retail sales volumes are up 6% compared to year-ago levels.

The export-led Japanese economic recovery is starting to lose momentum. GDP rose by 1.5% in real terms during the period, a reasonably strong recovery by Japan's experience over the last decade. The recovery has been driven largely by exports on the back of improving global demand. Exports to Asia have risen more than 30% in the last year, and the near-term outlook for demand from Asia remains firm. However, some leading economic indicators have deteriorated, suggesting that Japan is in the process of peaking. For example, money supply growth has slowed and the inventory/ production ratio has risen. Asian production surged in 2002 reflecting the high gearing of the region into the global trade cycle and a rebound in domestic demand from depressed post-crisis levels. However, we are now seeing signs of growth losing momentum, coinciding with the deterioration in global leading economic indicators. Moreover, there are rising concerns that the South Korean consumption boom has been fueled by an unhealthy buildup of credit card debt, much of which is currently going bad. The outlook for the Australian economy remains well supported by rising commodity prices, while Hong Kong and Singapore remain mired in domestic deflation.

Economic growth remains below average but without double-dip declines. We anticipate modest global growth rates in 2003, particularly in nominal terms. Massive fiscal and monetary stimulus allied to a significant expansion in government deficits should keep the global growth engine moving slowly forward. We do not anticipate many stimuli from capital expenditure--the global output gap allied to slow ongoing balance sheet repair rules this out.


December 31, 2002, Mercury International Value V.I. Fund


More importantly, 2003 could be the year when the consumer disappoints. Savings rates remain low and it seems unrealistic to expect that housing inflation will underpin a wealth effect boost to the same degree as in 2002. We are not suggesting that housing prices will fall, rather that price rises of four-to-eight times basic inflation must moderate over time. Housing has been a great source of wealth creation in the long term and will remain so; it seems natural that a pause in the rate of appreciation is at hand. Any slowing in price appreciation and transaction volume could have a significant multiplier impact on the housing market in 2003.

Subdued economic growth and inflation risk suggest that monetary authorities will remain in an accommodative mode on price and quantity in 2003. The United Kingdom may be the exception as core inflation in a full employment economy suffers the upward pressure of public sector pay claims, fiscal expansion and an overheating housing market. Indeed, this has the capability of providing one of 2003's more unpleasant surprises. Elsewhere, authorities will probably remain more relaxed on inflation risk. In a paradoxical way this is hardly good news for the equity markets, where apart from the United Kingdom, some rise in short-term interest rates would represent encouraging signs of reviving growth. We believe government bonds will struggle to make positive returns, given the low level of nominal yields and limited chances of deflation.

The rally in the markets that occurred during the fourth quarter has removed some of the severe undervaluation that was apparent at the end of the third quarter. The rally was led by a renewed confidence in an early economic rebound in the U.S. economy in response to the dramatic monetary easing by the Federal Reserve Board. From a valuation standpoint, European markets presently trade at 16 times 2003 earnings, which are expected to be slightly up compared to 2002. Asian markets are valued at around 22 times 2003 earnings, which are forecast to be flat to down in 2003. The outlook is for a continued positive trend in the international markets for 2003, although we need to see a positive development in global GDP and earnings and a resolution to the Middle East conflict. We still believe there are opportunities to select attractive investments in a climate that is overshadowed with uncertainties regarding economic recovery, a weak U.S. dollar and poor earnings visibility.

In Conclusion
We appreciate your support of Mercury International Value V.I. Fund, and we look forward to serving your investment needs in the months and years ahead.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Trustee



(James Macmillan)
James Macmillan
Portfolio Manager



February 11, 2003



December 31, 2002, Mercury International Value V.I. Fund



FUND PERFORMANCE DATA


ABOUT FUND PERFORMANCE

None of the past results shown should be considered a representation of future performance. Figures shown in each of the following tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.



TOTAL RETURN BASED ON A $10,000 INVESTMENT

A line graph illustrating the growth of a $10,000 investment in Mercury International Value V.I. Fund*++ compared to a similar investment in Morgan Stanley Capital International EAFE Index++++. Values illustrated are as follows:

Mercury International Value V.I. Fund*++


Date                       Value

6/10/1998                $10,000.00
December 1998            $ 9,561.00
December 1999            $11,632.00
December 2000            $11,967.00
December 2001            $10,423.00
December 2002            $ 9,095.00


Morgan Stanley Capital International EAFE Index++++

Date                       Value

6/30/1998                $10,000.00
December 1998            $10,351.00
December 1999            $13,142.00
December 2000            $11,280.00
December 2001            $ 8,861.00
December 2002            $ 7,449.00


*Assuming transaction costs and other operating expenses, including advisory fees. Does not include insurance-related fees and expenses. **Commencement of operations.
++Mercury International Value V.I. Fund seeks current income and long-term growth of income, accompanied by growth of capital through investments in international stocks.
++++The Morgan Stanley Capital International EAFE Index is an arithmetical average weighted by market value of the performance of over 1,000 non-U.S. companies representing 20 stock markets in Europe, Australasia and the Far East. The starting date for the Index in the graph is from 6/30/98.


AVERAGE ANNUAL TOTAL RETURN

                                                        % Return

One Year Ended 12/31/02                                  -11.54%
Since inception (6/10/98) through 12/31/02               - 1.74


RECENT PERFORMANCE RESULTS
                                         6-Month        12-Month    Since Inception
As of December 31, 2002                Total Return   Total Return   Total Return*
Mercury International Value V.I. Fund     -17.09%        -11.54%        - 7.70%
MSCI EAFE Index**                         -14.55         -15.94         -25.51

*The Fund commenced operations on 6/10/98.
**Since inception total return is from 6/30/98.


December 31, 2002
Mercury International Value V.I. Fund


SCHEDULE OF INVESTMENTS
                                                                                    In U.S. Dollars
                                                                                   Shares
Industry*                                     Investments                           Held        Value

COMMONSTOCKS--104.8%
Australia--1.3%
Oil & Gas--1.3%               Santos Limited                                       899,411    $ 3,048,879

                              Total Common Stocks in Australia                                  3,048,879


France--14.1%
Auto Services--2.0%           PSA Peugeot Citroen                                  118,818      4,845,361

Consumer/Office               Societe BIC SA                                        87,666      3,022,092
Products--1.3%

Electrical Equipment--0.4%    ++Alstom                                             195,782        975,905

Hotels, Restaurants &         Accor SA                                              91,888      2,782,891
Leisure--1.1%

Metals & Mining--2.6%         ++Arcelor                                            272,318      3,349,230
                              Pechiney SA 'A'                                       81,544      2,861,537
                                                                                              -----------
                                                                                                6,210,767

Multi-Line Retail--1.2%       Pinault-Printemps-Redoute SA                          39,628      2,915,152

Oil--International--3.2%      TotalFinaElf SA                                       53,007      7,570,637

Regional Banks--2.3%          BNP Paribas SA                                       134,778      5,491,961

                              Total Common Stocks in France                                    33,814,766


Germany--4.3%
Electric--Utilities--1.5%     E.On AG                                               89,740      3,616,249

Financial Services--1.7%      DePfa Bank PLC                                        76,641      4,021,353

Machinery--1.1%               Linde AG                                              71,083      2,610,808

                              Total Common Stocks in Germany                                   10,248,410


Hong Kong--4.5%
Electric--Utilities--2.1%     Hongkong Electric Holdings Limited                 1,305,280      4,946,018

Media--0.6%                   South China Morning Post
                              Holdings Ltd.                                      3,469,000      1,445,713

Real Estate--1.8%             Henderson Land Development
                              Company Limited                                    1,454,000      4,372,217

                              Total Common Stocks in Hong Kong                                 10,763,948


Ireland--1.7%
Regional Banks--1.7%          Allied Irish Banks PLC                               299,356      4,052,592

                              Total Common Stocks in Ireland                                    4,052,592



Italy--8.6%
Banks--2.0%                   Intesa BCI SpA                                     2,315,596      4,884,273

Building Products--0.9%       Buzzi Unicem SpA                                     309,688      2,203,409


December 31, 2002
Mercury International Value V.I. Fund


SCHEDULE OF INVESTMENTS
                                                                                    In U.S. Dollars
                                                                                   Shares
Industry*                                     Investments                           Held        Value

COMMONSTOCKS (continued)
Italy (concluded)
Insurance--1.7%               Assicurazioni Generali                               195,836    $ 4,028,002

Oil & Gas--2.5%               ENI SpA                                              380,968      6,056,785

Telecommunications--1.5%      Telecom Italia SpA                                   478,245      3,628,522

                              Total Common Stocks in Italy                                     20,800,991


Japan--20.8%
Auto Services--2.1%           Honda Motor Co., Ltd.                                137,000      5,068,088

Chemicals--0.6%               Sumitomo Bakelite Company Limited                    325,000      1,341,957

Diversified Financials--1.2%  Sanyo Shinpan Finance Co., Ltd.                      157,700      2,850,480

Diversified                   Nippon Telegraph & Telephone
Telecommunication             Corporation (NTT)                                      1,002      3,639,184
Services--1.5%

Electronic Equipment &        Hitachi Ltd.                                         846,000      3,243,701
Instruments--1.4%

Finance--1.7%                 Takefuji Corporation                                  72,000      4,156,063

Hotels, Restaurants &         Namco Ltd.                                           330,000      5,528,272
Leisure--2.3%

Household Durables--2.9%      Daiwa House Industry Co., Ltd.                       433,000      2,437,381
                              Matsushita Electric Industrial
                              Company, Ltd.                                        457,000      4,505,688
                                                                                              -----------
                                                                                                6,943,069

Machinery--1.7%               Amada Co., Ltd.                                      289,000        789,045
                              Komatsu Ltd.                                         990,000      3,228,533
                                                                                              -----------
                                                                                                4,017,578

Pharmaceuticals--2.7%         Yamanouchi Pharmaceutical
                              Co., Ltd.                                            227,000      6,580,265

Small Loans &                 Promise Co., Ltd.                                     96,500      3,439,749
Finance--1.4%

Wireless                      KDDI Corporation                                         963      3,124,252
Telecommunication
Services--1.3%

                              Total Common Stocks in Japan                                     49,932,658


Netherlands--10.6%
Chemicals/                    Akzo Nobel NV                                        101,288      3,213,196
Pharmaceuticals--1.4%

Commercial Services &         Vedior NV 'A'                                        366,095      2,089,940
Supplies--0.9%


December 31, 2002
Mercury International Value V.I. Fund


SCHEDULE OF INVESTMENTS
                                                                                    In U.S. Dollars
                                                                                   Shares
Industry*                                     Investments                           Held        Value

COMMONSTOCKS (continued)
Netherlands (concluded)
Diversified                   Fortis                                               284,028    $ 4,965,663
Financials--3.6%              ING Groep NV                                         217,855      3,689,879
                                                                                              -----------
                                                                                                8,655,542

Electronics--1.3%             Koninklijke (Royal) Philips
                              Electronics NV                                       177,843      3,116,695

Media--1.8%                   Wolters Kluwer NV 'A'                                251,138      4,374,834

Regional Banks--1.6%          ABN AMRO Holding NV                                  239,797      3,920,598

                              Total Common Stocks in the Netherlands                           25,370,805


New Zealand--0.8%
Diversified                   Telecom Corporation of
Telecommunication             New Zealand Limited                                  773,000      1,831,734
Services--0.8%

                              Total Common Stocks in New Zealand                                1,831,734


Portugal--1.4%
Electric--Utilities--1.4%     Electricidade de Portugal, SA (EDP)                1,997,369      3,333,492

                              Total Common Stocks in Portugal                                   3,333,492


Spain--2.0%
Telecommunications--2.0%      ++Telefonica SA                                      536,555      4,802,909

                              Total Common Stocks in Spain                                      4,802,909


Sweden--1.5%
Banks--1.5%                   Nordbanken Holding AB                                834,594      3,678,102

                              Total Common Stocks in Sweden                                     3,678,102


Switzerland--5.8%
Building Products--1.8%       Geberit AG (Registered Shares)                        14,760      4,248,557

Construction                  Holcim Ltd. 'B'                                       18,641      3,383,880
Materials--1.4%

Pharmaceuticals--2.6%         Novartis AG (Registered Shares)                      172,124      6,280,217

                              Total Common Stocks in Switzerland                               13,912,654


United Kingdom--27.4%
Airports--1.9%                BAA PLC                                              567,360      4,603,500

Banks--2.5%                   Barclays PLC                                         966,810      5,992,400

Diversified                   Smiths Industries PLC                                379,733      4,251,815
Companies--2.9%               Tomkins PLC                                          904,755      2,767,474
                                                                                              -----------
                                                                                                7,019,289


December 31, 2002
Mercury International Value V.I. Fund


SCHEDULE OF INVESTMENTS
                                                                                    In U.S. Dollars
                                                                                   Shares
Industry*                                     Investments                           Held        Value

COMMONSTOCKS (concluded)
United Kingdom (concluded)
Diversified                   BT Group PLC                                         994,892    $ 3,123,269
Telecommunication
Services--1.3%

Energy--0.0%                  ++British Energy PLC (Deferred Shares)                54,000              1

Food & Drug                   J Sainsbury PLC                                      981,362      4,403,956
Retailing--1.8%

Foods--2.8%                   Unilever PLC                                         717,988      6,831,303

Insurance--                   AVIVA PLC                                            554,527      3,954,807
Multiline--1.7%

Oil & Gas--3.9%               Shell Transport & Trading Company                  1,422,037      9,363,390

Pharmaceuticals--4.3%         GlaxoSmithKline PLC                                  539,346     10,350,054

Regional Banks--3.3%          Royal Bank of Scotland Group PLC                     326,916      7,831,375

Security Services--1.0%       Chubb PLC                                          1,668,644      2,357,272

                              Total Common Stocks in the
                              United Kingdom                                                   65,830,616

                              Total Common Stocks
                              (Cost--$273,235,987)                                            251,422,556


Preferred Stocks--1.7%

Germany--1.7%
Chemicals--1.7%               Henkel KGaA                                           65,255      4,129,259

                              Total Preferred Stocks
                              (Cost--$4,339,186)                                                4,129,259

                              Total Investments
                              (Cost--$277,575,173)--106.5%                                    255,551,815

                              Time Deposit**--0.1%                                                184,568
                              Liabilities in Excess of
                              Other Assets--(6.6%)                                           (15,734,469)
                                                                                             ------------
                              Net Assets--100.0%                                             $240,001,914
                                                                                             ============


*For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease. These industry classifications are unaudited.
**Time deposit bears interest at .74% and matures on 1/02/2003.
++Non-income producing security.

See Notes to Financial Statements.


December 31, 2002
Mercury International Value V.I. Fund


STATEMENT OF ASSETS AND LIABILITIES
As of December 31, 2002
Assets:
Investments, at value (including securities loaned of
$2,422,644) (identified cost--$277,575,173)                                                  $255,551,815
Investments held as collateral for loaned securities, at value                                  2,535,752
Cash                                                                                                1,280
Time deposit                                                                                      184,568
Receivables:
 Dividends                                                                 $     943,336
 Securities sold                                                                 315,002
 Capital shares sold                                                              45,850        1,304,188
                                                                           -------------
Prepaid expenses                                                                                    4,102
                                                                                            -------------
Total assets                                                                                  259,581,705
                                                                                            -------------

Liabilities:
Collateral on securities loaned, at value                                                       2,535,752
Payables:
 Capital shares redeemed                                                      16,660,429
 Investment adviser                                                              168,011
 Securities purchased                                                            119,378       16,947,818
                                                                           -------------
Accrued expenses and other liabilities                                                             96,221
                                                                                            -------------
Total liabilities                                                                              19,579,791
                                                                                            -------------

Net Assets:
Net assets                                                                                  $ 240,001,914
                                                                                            =============

Net Assets Consist of:
Paid-in capital                                                                             $ 347,205,395
Undistributed investment income--net                                       $      10,836
Accumulated realized capital losses on investments and
foreign currency transactions--net                                          (85,301,305)
Unrealized depreciation on investments and foreign currency
transactions--net                                                           (21,913,012)
                                                                           -------------
Total accumulated losses--net                                                               (107,203,481)
                                                                                            -------------
Net assets--Equivalent to $8.26 per share based on
29,047,364 shares outstanding++                                                             $ 240,001,914
                                                                                            =============

++Unlimited shares of no par value authorized.

See Notes to Financial Statements.


December 31, 2002
Mercury International Value V.I Fund


STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002
Investment Income:
Dividends (net of $902,414 foreign withholding tax)                                         $   7,064,673
Securities lending--net                                                                            72,118
Interest                                                                                           55,397
Other                                                                                             119,581
                                                                                            -------------
Total                                                                                           7,311,769
                                                                                            -------------

Expenses:
Investment advisory fees                                                   $   2,398,273
Custodian fees                                                                   155,241
Accounting services                                                              127,050
Trustees' fees and expenses                                                       51,971
Printing and shareholder reports                                                  50,662
Transfer agent fees                                                               44,904
Professional fees                                                                 29,722
Pricing fees                                                                       6,619
Other                                                                             31,343
                                                                           -------------
Total                                                                                           2,895,785
                                                                                            -------------
Investment income--net                                                                          4,415,984
                                                                                            -------------

Realized & Unrealized Gain (Loss)on Investments &
Foreign Currency Transactions--Net:
Realized loss from:
 Investments--net                                                           (26,024,389)
 Foreign currency transactions--net                                             (13,472)     (26,037,861)
                                                                           -------------
Change in unrealized appreciation/depreciation on:
 Investments--net                                                           (14,789,439)
 Foreign currency transactions--net                                              107,925     (14,681,514)
                                                                           -------------    -------------
Total realized and unrealized loss on investments and
foreign currency transactions--net                                                           (40,719,375)
                                                                                            -------------
Net Decrease in Net Assets Resulting from Operations                                        $(36,303,391)
                                                                                            =============


See Notes to Financial Statements.


December 31, 2002
Mercury International Value V.I. Fund


STATEMENTS OF CHANGES
IN NET ASSETS
                                                                                     For the
                                                                                    Year Ended
                                                                                    December 31,
Increase (Decrease)in Net Assets:                                              2002               2001
Operations:
Investment income--net                                                    $    4,415,984     $  7,440,188
Realized loss on investments and foreign currency
transactions--net                                                           (26,037,861)     (39,789,351)
Change in unrealized appreciation/depreciation on
investments and foreign currency transactions--net                          (14,681,514)     (22,588,455)
                                                                           -------------    -------------
Net decrease in net assets resulting from operations                        (36,303,391)     (54,937,618)
                                                                           -------------    -------------

Dividends & Distributions to Shareholders:
Investment income--net                                                      (11,858,577)      (9,492,333)
Realized gain on investments--net                                                     --      (9,684,296)
                                                                           -------------    -------------
Net decrease in net assets resulting from dividends and
distributions to shareholders                                               (11,858,577)     (19,176,629)
                                                                           -------------    -------------

Capital Share Transactions:
Net increase (decrease) in net assets derived from capital
share transactions                                                          (61,154,402)       67,140,815
                                                                           -------------    -------------

Net Assets:
Total decrease in net assets                                               (109,316,370)      (6,973,432)
Beginning of year                                                            349,318,284      356,291,716
                                                                           -------------    -------------
End of year*                                                               $ 240,001,914    $ 349,318,284
                                                                           =============    =============

*Undistributed investment income--net                                      $      10,836    $   7,387,233
                                                                           =============    =============

See Notes to Financial Statements.


December 31, 2002
Mercury International Value V.I. Fund


FINANCIAL HIGHLIGHTS
The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                                                For the
                                                                                                                 Period
                                                                                                             June 10, 1998++
Increase (Decrease) in                                        For the Year Ended December 31,                 to Dec. 31,
Net Asset Value:                                    2002             2001          2000            1999           1998
Per Share Operating Performance:
Net asset value, beginning of
period                                             $    9.69      $   11.68      $   11.52      $    9.52     $   10.00
                                                   ---------      ---------      ---------      ---------     ---------
Investment income--net                               .13++++        .20++++            .22            .15           .04
Realized and unrealized gain (loss)
on investments and foreign
currency transactions--net                            (1.21)         (1.71)            .10           1.91         (.48)
                                                   ---------      ---------      ---------      ---------     ---------
Total from investment operations                      (1.08)         (1.51)            .32           2.06         (.44)
                                                   ---------      ---------      ---------      ---------     ---------
Less dividends and distributions:
 Investment income--net                                (.35)          (.24)          (.11)          (.06)         (.04)
 Realized gain on
 investments--net                                         --          (.24)          (.05)             --            --
                                                   ---------      ---------      ---------      ---------     ---------
Total dividends and distributions                      (.35)          (.48)          (.16)          (.06)         (.04)
                                                   ---------      ---------      ---------      ---------     ---------
Net asset value, end of period                     $    8.26      $    9.69      $   11.68      $   11.52     $    9.52
                                                   =========      =========      =========      =========     =========

Total Investment Return:**
Based on net asset value per
share                                               (11.54%)       (12.90%)          2.85%         21.68%    (4.38%)+++
                                                   =========      =========      =========      =========     =========

Ratios to Average Net Assets:
Expenses, excluding reorganization
expenses                                                .91%           .99%           .93%          1.01%        1.05%*
                                                   =========      =========      =========      =========     =========
Expenses                                                .91%          1.01%           .93%          1.01%        1.05%*
                                                   =========      =========      =========      =========     =========
Investment income--net                                 1.38%          1.83%          2.20%          1.63%        1.09%*
                                                   =========      =========      =========      =========     =========

Supplemental Data:
Net assets, end of period
(in thousands)                                      $240,002       $349,318       $356,292       $284,834      $289,135
                                                   =========      =========      =========      =========     =========
Portfolio turnover                                       55%            62%            39%            71%           24%
                                                   =========      =========      =========      =========     =========


*Annualized.
**Total investment returns exclude insurance-related fees and expenses.
++Commencement of operations.
++++Based on average shares outstanding.
+++Aggregate total investment return.

See Notes to Financial Statements.


December 31, 2002
Mercury International Value V.I. Fund


NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Mercury International Value V.I. Fund (the "Fund") (formerly Mercury HW International Value VIP Portfolio) is a fund of Mercury Variable Trust (the "Trust") (formerly Mercury HW Variable Trust). The Trust is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company, which is organized as a Massachusetts business trust. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. Shares of the Fund are not offered to the general public, but may only be purchased by the separate accounts of participating insurance companies for the purpose of funding variable annuity contracts and/or variable life insurance contracts. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Trustees as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Short-term securities are valued at amortized cost, which approximates market value. Other investments are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Trust's Board of Trustees.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.



December 31, 2002
Mercury International Value V.I. Fund


NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, withholding taxes may be imposed on interest, dividends and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

(f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(g) Deferred organization expenses--Expenses incurred by the Trust in connection with the organization, registration and the initial public offering of shares are being deferred and amortized over the period of benefit, but not to exceed sixty months from the Fund's commencement of operations. The proceeds of any redemption of the initial shares by the original shareholder will be reduced by a pro-rata portion of any then unamortized organization expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of such redemption.

(h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.


December 31, 2002
Mercury International Value V.I. Fund


NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

(i) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax difference of $67,956 has been reclassified between accumulated net realized capital losses and undistributed net investment income and $1,760 has been reclassified between undistributed net investment income and paid-in capital in excess of par. These reclassifications have no effect on net assets or net asset value per share.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Trust has entered into an Investment Advisory Agreement for the Fund with Fund Asset Management, L.P., doing business as Mercury Advisors. The general partner of Mercury Advisors is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

Mercury Advisors is responsible for the management of the Fund's investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at an annual rate of .75% of the average daily value of the Fund's net assets. Mercury Advisors has contractually agreed to pay all annual operating expenses in excess of 1.35% as applied to the Fund's daily net assets through April 30, 2003.

Mercury Advisors has entered into a Sub-Advisory Agreement for the Fund with Merrill Lynch Asset Management U.K., Ltd., an affiliate of Mercury Advisors. The sub-advisory arrangement is for investment research, recommendations and other investment-related services to be provided to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.

The Fund has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. As of December 31, 2002, the Fund lent securities with a value of $573,235 to MLPF&S or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Advisors, LLC ("MLIA"), an affiliate of Mercury Advisors, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIA may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIA or in registered money market funds advised by Mercury Advisors or its affiliates. As of December 31, 2002, cash collateral of $1,343,949 was invested in the Money Market Series of the Merrill Lynch Liquidity Series, LLC and $1,191,803 was invested in the Merrill Lynch Premier Institutional Fund. For the year ended December 31, 2002, MLIA received $31,145 in securities lending agent fees.


December 31, 2002
Mercury International Value V.I. Fund


NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

Financial Data Services, Inc. ("FDS"), an indirect, wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

In addition, MLPF&S received $16,472 in commissions on the execution of portfolio security transactions for the Fund for the year ended December 31, 2002.

FAM Distributors, Inc. ("FAMD"), an indirect, wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

For the year ended December 31, 2002, the Fund reimbursed Mercury
Advisors $9,459 for certain accounting services.

Certain officers and/or trustees of the Trust are officers and/or directors of Mercury Advisors, FAMD, PSI, FDS, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended December 31, 2002 were $171,465,338 and $207,067,926, respectively.

Net realized losses for the year ended December 31, 2002 and net unrealized gains (losses) as of December 31, 2002 were as follows:

                                           Realized         Unrealized
                                            Losses        Gains (Losses)

Long-term investments                    $(26,024,389)     $(22,023,358)
Foreign currency transactions                 (13,472)           110,346
                                         -------------     -------------
Total                                    $(26,037,861)     $(21,913,012)
                                         =============     =============

As of December 31, 2002, net unrealized depreciation for Federal income tax purposes aggregated $26,076,527, of which $15,930,432 related to appreciated securities and $42,006,959 related to depreciated securities. At December 31, 2002, the aggregate cost of investments for Federal income tax purposes was $281,628,342.

4. Capital Share Transactions:
Transactions in capital shares for each class were as follows:


For the Year
Ended December 31, 2002                        Shares      Dollar Amount

Shares sold                                18,668,459      $ 172,994,436
Shares issued to shareholders
in reinvestment of dividends                1,268,867         11,858,577
                                        -------------      -------------
Total issued                               19,937,326        184,853,013
Shares redeemed                          (26,933,266)      (246,007,415)
                                        -------------      -------------
Net decrease                              (6,995,940)      $(61,154,402)
                                        =============      =============



December 31, 2002
Mercury International Value V.I. Fund


NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

For the Year
Ended December 31, 2001                        Shares      Dollar Amount

Shares sold                                74,748,271      $ 800,106,928
Shares issued resulting
from reorganization                        10,211,084        115,814,267
Shares issued to shareholders
in reinvestment of dividends
and distributions                           2,012,238         19,176,629
                                        -------------      -------------
Total issued                               86,971,593        935,097,824
Shares redeemed                          (81,431,267)      (867,957,009)
                                        -------------      -------------
Net increase                                5,540,326      $  67,140,815
                                        =============      =============


5. Short-Term Borrowings:
The Trust, along with certain other funds managed by Mercury Advisors and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement renewed for one year under the same terms except that the total commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the year ended December 31, 2002.

6. Commitments:
On December 31, 2002, the Fund had entered into foreign exchange contracts under which it had agreed to purchase and sell foreign currency with approximate values of $12,000 and $208,000, respectively.

7. Distributions to Shareholders:
The tax character of distributions paid during the fiscal years ended December 31, 2002 and December 31, 2001 was as follows:


                                               12/31/2002     12/31/2001
Distributions paid from:
   Ordinary income                           $ 11,858,577   $  19,176,629
                                             ------------   -------------
Total taxable distributions                  $ 11,858,577   $  19,176,629
                                             ============   =============


December 31, 2002
Mercury International Value V.I. Fund


NOTES TO FINANCIAL STATEMENTS
(CONCLUDED)


As of December 31, 2002, the components of accumulated losses on a tax basis were as follows:

Undistributed ordinary income--net                         $     234,746
Undistributed long-term capital gains--net                            --
                                                           -------------
Total undistributed earnings--net                                234,746
Capital loss carryforward                                    (75,532,445)*
Unrealized losses--net                                       (31,905,782)**
                                                           --------------
Total accumulated losses--net                              $(107,203,481)
                                                           ==============


*On December 31, 2002, the Fund had a net capital loss carryforward of $75,532,445, of which $15,582,411 expires in 2008, $18,093,629 expires in 2009 and $41,856,405 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.
**The difference between book-basis and tax-basis net unrealized losses is attributable primarily to the tax deferral of losses on wash sales, the tax deferral of losses on straddles, the realization for tax purposes of unrealized gains (losses) on certain foreign currency contracts, the realization for tax purposes of unrealized gains on investments in passive foreign investment companies, the deferral of post-October capital losses for tax purposes and other book/tax temporary differences.



December 31, 2002
Mercury International Value V.I. Fund


REPORT OF INDEPENDENT
AUDITORS

To the Board of Trustees of Mercury Variable Trust and
Shareholders of Mercury International Value V.I. Fund:

We have audited the accompanying statement of assets and liabilities of Mercury International Value V.I. Fund (formerly Mercury HW International Value VIP Portfolio, one of the portfolios comprising Mercury Variable Trust) (the "Fund") including the schedule of investments, as of December 31, 2002, and the related statement of operations for the year then ended and the statement of changes in net assets and financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for each of the two years in the period ended December 31, 2000 and for the period from June 10, 1998 (commencement of operations) to December 31, 1998, were audited by other auditors, whose report dated February 13, 2001, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2002, by correspondence with the custodian and others. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights audited by us, referred to above present fairly, in all material respects, the financial position of Mercury International Value V.I. Fund at December 31, 2002, the results of its operations for the year then ended and the changes in its net assets and the financial highlights for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States.

(Ernst & Young LLP)
MetroPark, New Jersey
February 4, 2003



December 31, 2002
Mercury International Value V.I. Fund


OFFICERS AND TRUSTEES
INTERESTED TRUSTEE
                                                                                                      Number of
                                                                                                    Portfolios in      Other
                  Position(s)  Length                                                                Fund Complex  Directorships
Name, Address     Held         of Time                                                               Overseen by      Held by
& Age             with Fund    Served      Principal Occupation(s) During Past 5 Years                 Trustee        Trustee
Terry K. Glenn*   President    1999 to     Chairman, Americas Region since 2001 and Executive            117 Funds      None
P.O. Box 9011     and          present     Vice President since 1983 of Fund Asset Management          162 Portfolios
Princeton, NJ     Trustee      and         L.P. ("FAM") and Merrill Lynch Investment Managers,
08543-9011                     1998 to     L.P. ("MLIM"); President of Merrill Lynch Mutual Funds
Age: 62                        present     since 1999; President of FAM Distributors, Inc. ("FAMD")
                                           since 1986 and Director thereof since 1991; Executive
                                           Vice President and Director of Princeton Services, Inc.
                                           ("Princeton Services") since 1993; President of Princeton
                                           Administrators, L.P. since 1988; Director of Financial
                                           Data Services, Inc. since 1985.


* Mr. Glenn is a director, trustee or member of an advisory board of certain other investment companies for which FAM or MLIM acts as investment adviser. Mr. Glenn is an "interested person," as described in the Investment Company Act, of the Fund based on his positions as Chairman (Americas Region) and Executive Vice President of FAM and MLIM; President of FAMD; Executive Vice President of
Princeton Services; and President of Princeton Administrators, L.P.
The Trustee's term is unlimited. Trustees serve until their resignation, removal or death, or until December 31 of the year in which they turn 72. As Fund President, Mr. Glenn serves at the pleasure of the Board of Trustees.

INDEPENDENT TRUSTEES
                                                                                                      Number of
                                                                                                    Portfolios in      Other
                  Position(s)  Length                                                                Fund Complex  Directorships
Name, Address     Held         of Time                                                               Overseen by      Held by
& Age             with Fund    Served*     Principal Occupation(s) During Past 5 Years                 Trustee        Trustee
James H.          Trustee      2002 to     Director and Executive Vice President, The China               42 Funds      None
Bodurtha                       present     Business Group, Inc. since 1996; Chairman, Berkshire        61 Portfolios
P.O. Box 9095                              Holding Corporation since 1980.
Princeton, NJ
08543-9095
Age: 58

Joe Grills        Trustee      1998 to     Member of the Committee of Investment of Employee Benefit      42 Funds      Kimco
P.O. Box 9095                  present     Assets of the Association of Financial Professionals        61 Portfolios    Realty
Princeton, NJ                              ("CIEBA") since 1986; Member of CIEBA's Executive                            Corporation
08543-9095                                 Committee since 1988; Member of the Investment Advisory
Age: 67                                    Committees of the State of New York Common Retirement
                                           Fund since 1989; Member of the Investment Advisory
                                           Committee of the Howard Hughes Medical Institute from
                                           1997 to 2000; Director, Duke Management Company since
                                           1992 and Vice Chairman thereof since 1998; Director LaSalle
                                           Street Fund from 1995 to 2001; Member of the Investment
                                           Advisory Committee of the Virginia Retirement System since
                                           1998; Director, Montpelier Foundation since 2000; Member of the Investment Committee of the Woodberry Forest School
                                           since 2000; Member of the Investment Committee of the
                                           National Trust for Historic Preservation since 2000.


OFFICERS AND TRUSTEES (CONTINUED)

INDEPENDENT TRUSTEES (CONCLUDED)
                                                                                                      Number of
                                                                                                    Portfolios in      Other
                  Position(s)  Length                                                                Fund Complex  Directorships
Name, Address     Held         of Time                                                               Overseen by      Held by
& Age             with Fund    Served*     Principal Occupation(s) During Past 5 Years                 Trustee        Trustee
Herbert I.        Trustee      2002 to     John M. Olin Professor of Humanities, New York                 42 Funds      None
London                         present     University since 1993 and Professor thereof since 1980;     61 Portfolios
P.O. Box 9095                              President of Hudson Institute since 1997 and Trustee
Princeton, NJ                              thereof since 1980.
08543-9095
Age: 63

Andre F.          Trustee      2002 to     George Gund Professor of Finance and Banking, Harvard          42 Funds      None
Perold                         present     Business School since 2000 and a member of the faculty      61 Portfolios
P.O. Box 9095                              since 1979; Director of Stockback.com since 2002.
Princeton, NJ
08543-9095
Age: 50

Roberta Cooper    Trustee      2002 to     Shareholder, Modrall, Sperling, Roehl, Harris & Sisk, P.A.     42 Funds      Cooper's,
Ramo                           present     since 1993.                                                 61 Portfolios    Inc.;
P.O. Box 9095                                                                                                           ECMC, Inc.
Princeton, NJ
08543-9095
Age: 60

Robert S.         Trustee      2002 to     Principal of STI Management since its founding in 1994;        42 Funds      None
Salomon, Jr.                   present     Trustee of Commonfund from 1980 to 2002; Trustee and        61 Portfolios
P.O. Box 9095                              Chairman of the Investment Management Workshop
Princeton, NJ                              from 1978 to 2000; Director of Rye Country Day School
08543-9095                                 since 2001.
Age: 66

Melvin R.         Trustee      2002 to     Director, Silbanc Properties, Ltd. (real estate, investment    42 Funds      None
Seiden                         present     and consulting) since 1987.                                 61 Portfolios
P.O. Box 9095
Princeton, NJ
08543-9095
Age: 72

Stephen B.        Trustee      2002 to     Chairman, Fernwood Advisors (investment advisor)             42 Funds   International
Swensrud                       present     since 1996; Principal of Fernwood Associates (financial   61 Portfolios   Mobile
P.O. Box 9095                              consultant) since 1975; Chairman of RPP Corporation                       Communi-
Princeton, NJ                              since 1978; Director, International Mobile Communi-                       cations,
08543-9095                                 cations, Inc. since 1998.                                                 Inc.
Age: 69

*The Trustee's term is unlimited. Trustees serve until their resignation, removal or death, or until December 31 of the year which they turn 72.


December 31, 2002
Mercury International Value V.I. Fund


OFFICERS AND TRUSTEES (CONCLUDED)

FUND OFFICERS
                  Position(s)  Length
Name, Address     Held         of Time
& Age             with Fund    Served*     Principal Occupation(s) During Past 5 Years
Donald C. Burke   Vice         1998 to     First Vice President of FAM and MLIM since 1997 and Treasurer thereof since
P.O. Box 9011     President    present     1999; Senior Vice President and Treasurer of Princeton Services since 1999;
Princeton, NJ     and          and         Vice President of FAMD since 1999; Director of MLIM Taxation since 1990.
08543-9011        Treasurer    1999 to
Age: 42                        present

Robert C.         Senior Vice  2000 to     President and Global Chief Investment Officer of MLIM and member of the Executive
Doll, Jr.         President    present     Management Committee of ML & Co., Inc. since 2001; Chief Investment Officer,
P.O. Box 9011                              Senior Vice President and Co-Head of MLIM Americas from 1999 to 2001; Chief
Princeton, NJ                              Investment Officer of Oppenheimer Funds, Inc. from 1987 to 1999 and Executive
08543-9011                                 Vice President from 1991 to 1999.
Age: 49

James Macmillan   Vice         2001 to     Managing Director of MLIM, U.K. since 2000; Portfolio Manager of MLIM, U.K.
P.O. Box 9011     President    present     since 1993.
Princeton, NJ
08543-9011
Age: 37

Stephen M.        Secretary    2002 to     Vice President (Legal Advisory) of MLIM since 2000; Associate with Kirkpatrick &
Benham                         present     Lockhart LLP from 1997 to 2000.
P.O. Box 9011
Princeton, NJ
08543-9011
Age: 43

*Officers of the Fund serve at the pleasure of the Board of Trustees.

Further information about the Fund's Trustees is available in the Fund's Statement of Additional Information, which can be obtained without charge by calling 1-888-763-2260.


Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
888-763-2260


Effective January 1, 2003, Melvin R. Seiden, Trustee of Mercury
International Value V.I. Fund, retired. The Fund's Board of Trustees wishes Mr. Seiden well in his retirement.



December 31, 2002
Mercury International Value V.I. Fund